Exhibit 2.2


Christopher R. Kaup, Esq.
State Bar No. 014820
TIFFANY & BOSCO P.A.
FIFTH FLOOR VIAD TOWER
1850 NORTH CENTRAL AVENUE
PHOENIX, ARIZONA 85004-4546
TELEPHONE: (602) 255-6000
FACSIMILE: (602) 255-0103

Attorneys for Debtors &
              Debtors-in-Possession

                         UNITED STATES BANKRUPTCY COURT

                               DISTRICT OF ARIZONA

In re:                                |  Chapter 11 Proceedings
                                      |  Case Nos. 01-11843-ECF CGC and
E-BIZ ENTERPRISES, INC.,              |            01-11844-ECF-CGC
a Nevada corporation,                 |
                                      |
                           Debtor.    |  (Jointly Administered)
--------------------------------------|
                                      |
In re:                                |
                                      |
JONES BUSINESS SYSTEMS, INC.,         |
a Texas corporation,                  |
                           Debtor.    |
--------------------------------------|

                      AMENDED JOINT PLAN OF REORGANIZATION
                              DATED JANUARY 4, 2002

     EBIZ Enterprises, Inc. ("EBIZ") and Jones Business Systems, Inc. ("JBSI"), the Debtors and Debtors-in-Possession in the above-captioned Bankruptcy Case
(collectively, the "Debtors"), propose the following Joint Plan of Reorganization (the "Plan").

/ / /
/ / /

                                LIST OF EXHIBITS

Exhibit "1"    Assumption of Executory Contracts and Leases

Exhibit "2"    Rejection of Executory Contracts and Leases

                                    ARTICLE I
                                   DEFINITIONS

A.   COMMENTS CONCERNING DEFINED AND UNDEFINED TERMS.

     For the purpose of the Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings assigned to them in this Article I of the Plan. Whenever the context requires, such terms shall include the plural and the singular number. The masculine gender as used in the Plan shall, unless the context otherwise requires, include the feminine gender, and the feminine gender shall, likewise, include the masculine.

     All other legal terms shall have the meanings ascribed to them by the Bankruptcy Code, Title 11 U.S.C. ss.101, ET SEQ. (the "Code"), the Federal Rules of Bankruptcy Procedure promulgated pursuant to 28 U.S.C. ss.2075 and the amendments thereto as made applicable to this Case.

B.   DEFINED TERMS.

     Subject to the qualifications contained in the foregoing paragraph, the following terms are defined as follows whenever used in this Plan:

     1. "ALLOWED ADMINISTRATIVE CLAIM" shall mean an Allowed Claim for payment of an administrative expense of a kind described in Section 503(b) of the Code, including, without limitation, the actual, necessary costs and expenses of preserving the estate and operating the business of the Debtors. Such sums include wages, salaries or commissions due employees and others for services rendered after the commencement of this Case, compensation for legal and other professional services and reimbursement of expenses awarded under Section 330(a) or 331 of the Code and all lawful fees and charges assessed against the estate under Title 28 of the United States Code.

     2. "ALLOWED CLAIM OR ALLOWED INTEREST" shall mean a Claim or Interest having the following characteristics:

          a. Either such Claim or Interest was listed in the Chapter 11 Schedules that the Debtors filed with the United States Bankruptcy Court for the District of Arizona (the "Court") pursuant to Section 521 of the Code AND such Claim or Interest was NOT identified in those Schedules as "disputed," "contingent" or "unliquidated" or proof of such Claim or Interest has been filed with the Court in the time and in the manner prescribed by the Court and the Federal Rules of Bankruptcy Procedure; AND

          b. No objection to the allowance of such Claim or Interest has been interposed within the periods of limitation fixed by the Court, the Code or the Federal Rules of Bankruptcy Procedure OR any order resolving any objection to the allowance of such Claim or Interest has become a Final Order.

     3. "ALLOWED SECURED CLAIM" shall mean all or that portion of a Claim which both constitutes an Allowed Claim and which has been specifically allowed as a "secured claim" pursuant to Section 506(a) of the Code.

     4. "ALLOWED UNSECURED CLAIM" shall mean an Allowed Claim which is not an Allowed Administrative Claim, an Allowed Secured Claim or an Allowed Claim entitled to priority pursuant to 11 U.S.C. ss.507.

     5. "ASSIGNED CLAIMS" shall mean those claims and causes of action arising under the Code which are to be assigned to the Creditors' Trust, pursuant to the terms of this Plan.

     5. "BANKRUPTCY CODE" shall mean the federal statutes known as the "Bankruptcy Code," which are set forth in Title 11 of the United States Code, 11 U.S.C. ss.101, ET SEQ.

     6. "BANKRUPTCY COURT" shall mean the United States Bankruptcy Court for the District of Arizona or the United States District Court of Arizona when a district judge is acting as a trial judge and not as an appellate judge in the case.

     7. "CANOPY" OR "THE CANOPY GROUP" shall mean The Canopy Group, Inc., or its successor or assign.

     8. "CANOPY/FFEC WARRANTS" shall mean the warrants to be issued by the Reorganized Debtor under the Plan and distributed to its largest secured creditor, The Canopy Group, and to First Financial Equity Corporation, the agent for the FFEC Group, as that term is defined below, in the manner provided by the Plan and containing the attributes provided in Article VI of the Plan.

     9. "CASE" shall mean the Chapter 11 Bankruptcy Case of EBIZ ENTERPRISES, INC., pending in the United States Bankruptcy Court for the District of Arizona, currently assigned Case No. 01-11843-ECF-CGC, and the Chapter 11 Bankruptcy Case of JONES BUSINESS SYSTEMS, INC., pending in the United States Bankruptcy Court for the District of Arizona, currently assigned Case No. 01-11844-ECF-CGC, said cases which are being jointly administered by the Court.

     10. "CASH POOL" shall mean that certain pool of funds to be created by the opening of a bank account at the Southwest Bank of Texas, on the Effective Date, as that term is defined below in this Section, and into which the Reorganized Debtor shall make deposits of cash and from which the Reorganized Debtor shall make biannual distributions to holders of Allowed Unsecured Claims, pursuant to the terms of this Plan.

     11. "CLAIM" shall mean a "claim," as defined byss.101(5) of the Code, against the Debtors, against property of the Debtors or against property of the estate.

     12. "CLASS" shall mean any class into which Allowed Claims or Allowed Interests are classified pursuant to the Plan.

     13. "CODE" shall mean the "Bankruptcy Code," defined in this Section of the Plan.

     14. "CONFIRMATION ORDER" shall mean the order (or orders) confirming the Plan, signed by a United States Bankruptcy Judge or a United States District Judge acting as a trial judge and not as an appellate judge, after entry of that order (or those orders) on the Court's docket.

     15. "CONFIRMATION OF THE PLAN" shall mean entry on Court's docket of all orders necessary to confirm the Plan.

     16. "CONSUMMATION OF THE PLAN" shall mean the accomplishment of all things contained or provided for in the Plan and the entry of an order closing the Case pursuant to Rule 3022 of the Federal Rules of Bankruptcy Procedure.

     17. "COURT" shall mean Bankruptcy Court as defined in this Section of the Plan. When not capitalized, the word "court" shall mean such court exercising proper jurisdiction in the case as the context of the Plan makes appropriate. For example, as used in the phrase "entry of an order on the docket of the court," the term "court" can refer to the United States Bankruptcy Court for the District of Arizona, or the United States District Circuit or the United States Supreme Court, depending upon which court has issued the order in the case.

     18.  "CREDITOR" shall mean any person holding a Claim.

     19. "CREDITORS' TRUST" shall mean a trust, under Arizona law, that shall be created through documents to be prepared by the Debtors and the Committee, through their legal counsel, and by virtue of the Confirmation Order and which shall receive an assignment of all claims and causes of action arising or existing under the Code on the Effective Date and which shall own those causes of ACTION thereafter. The Trustee of the Creditors Trust shall prosecute all appropriate causes of action for the benefit of the Trust and shall cause the distribution of the net proceeds of those causes of action to the holders of Allowed Unsecured Claims.

     20. "DEBTORS" shall mean EBIZ and JBSI, the entities named as the Debtors in the Petitions commencing this Case.

     21. "DISCLOSURE STATEMENT" shall mean the written disclosure statement that the Debtors filed in this Case and that the Court approved pursuant to
Section 1125 of the Code.

     22. "DISPUTED CLAIM" OR "DISPUTED INTEREST" shall mean either: (a) a Claim or an Interest listed in the Chapter 11 Schedules filed by the Debtors pursuant to 11 U.S.C. ss.521 and designated as "disputed," "contingent" or "unliquidated"; or (b) a Claim or an Interest to which an objection has been filed by a party in interest and which objection has not been resolved by an Order which has become a Final Order on or before the Effective Date.

     23. "EFFECTIVE DATE" shall mean that date which is thirty (30) days following the date all Orders necessary for Confirmation of the Plan to become a Final Order.

     24. "FEDERAL RULES OF BANKRUPTCY PROCEDURE" shall mean those rules of procedure governing bankruptcy cases and contested matters and adversary proceedings in those cases which have been promulgated pursuant to 28 U.S.C. ss.2075 and any amendments to those rules applicable to this Case.

     25. "FFEC GROUP" shall mean those persons for whom First Financial has been appointed to act as agent and who have provided postpetition secured financing, as approved by the Court, to the Debtors.

     26. "FINAL ORDER" shall mean order or judgment having the following characteristics: (a) it has sufficient finality under applicable law to be appealable as of right; (b) the filing of any motion to alter or amend it or to reconsider it, except such a motion brought pursuant to Rule 9024 of the Federal Rules of Bankruptcy Procedure and Rule 60 of the Federal Rules of Civil

Procedure, is subject to being denied as untimely; (c) it has been entered on the Court's docket for a sufficient period of time such that the filing of any notice of appeal from it is subject to being dismissed as commencing an untimely appeal; (d) it has not been reversed; (e) it is not stayed; (f) it is not the subject of a pending motion seeking relief from it, reconsideration of it, or to alter or amend it; and (g) it is not the subject of a pending appeal or a pending motion for review or rehearing on appeal.

     27. "FIRST FINANCIAL" OR "FFEC" shall mean First Financial Equity Corporation, a licensed Arizona securities brokerage firm, which has agreed to act as the agent for that group of persons defined below as the FFEC Group, who have provided postpetition secured financing to the Debtors following approval by the Court. FFEC has previously been and currently is a financial advisor for the Debtors.

     28. "INTEREST" shall mean an equity interest in the Debtors represented by issued and outstanding stock in the Debtors.

     29. "LEGAL RATE" shall mean the rate of interest as defined by 28 U.S.C. ss.1961 as of the Effective Date.

     30. "NEW EBIZ" shall mean the Reorganized Debtor as that term is defined below in this Section.

     31. "NEW EBIZ COMMON STOCK" shall mean the common stock of the Reorganized Debtor to be issued under the Plan and distributed in the manner provided by the Plan.

     32. "NEW EBIZ WARRANTS" shall mean the warrants to be issued by the Reorganized Debtor under the Plan and distributed to holders of Allowed Unsecured Claims and holders of Allowed Interests in the manner provided by the Plan and containing the attributes provided in Article VI of the Plan.

     33. "OLD COMMON STOCK" shall mean any validly issued and fully paid shares of Common Stock of EBIZ or JBSI issued and outstanding on the Petition Date.

     34. "OLD PREFERRED STOCK" shall mean any validly issued and fully paid shares of Preferred Stock of EBIZ or JBSI issued and outstanding on the Petition Date.

     35. "PETITION" shall mean the Petitions commencing this Case, filed by the Debtors on September 7, 2001.

     36. "PETITION DATE" shall mean September 7, 2001, the date the Petitions were filed with the Court commencing this Case.

     37. "PLAN" shall mean this Chapter 11 Plan of Reorganization, including all exhibits to the Plan, either in their present form or as they may be altered, amended or modified from time to time in accordance with the provisions of the Plan, the Code and the Federal Rules of Bankruptcy Procedure.

     38. "REORGANIZED DEBTOR" shall mean New EBIZ, the entity succeeding to the property interests of the Debtors on the Effective Date and having the rights, powers, duties and interests granted the "Reorganized Debtor" set forth in the Plan and granted entities having plans of reorganization confirmed under Chapter 11 of the Code.

     39. "SECURED CREDITOR" shall mean any creditor holding a lien, security interest, or other encumbrance which either: (a) had been properly perfected, as required by law, with respect to the property owned by the Debtors on the Petition Date; or (b) had been conveyed to that creditor following the date of the Order for Relief and approval by the Court which is neither subject to a pending proceeding seeking to vacate or disallow it nor vacated or disallowed by Court order or operation of law.

     40. "SECURITIES POOL A" shall mean the pool of securities consisting of New EBIZ Common Stock and New EBIZ Warrants that will be distributed to all creditors holding Allowed Unsecured Claims on the Effective Date, except for the

Shadle/Ramsey Group (as that term is defined below), pursuant to the terms of the Plan.

     41. "SECURITIES POOL B" shall mean the pool of securities consisting of New EBIZ Warrants that will be distributed to the holders of EBIZ's Allowed Interests on the Effective Date, pursuant to the terms of the Plan, in order to permit such holders to provide "new value" to the Reorganized Debtor.

     42. "SECURITIES POOL C" shall mean the pool of securities consisting of New EBIZ Common Stock, New EBIZ Warrants and Canopy/FFEC Warrants that may be distributed to the Canopy Group, on account of its Allowed Secured Claim, the FFEC Group, on account of their postpetition Allowed Secured Claims, in the event that any of those creditors elect to exchange a portion of such debt for such securities, and FFEC, as the agent for the FFEC Group, and the Transition Management Team as part of their compensation for services rendered during this Case.

     43. "SHADLE/RAMSEY GROUP" shall mean Steve Shadle, Scott Shadle, and Roger Ramsey, including their agents, successors and assigns, who have asserted Claims against EBIZ arising out of and relating to the prepetition merger between EBIZ and JBSI and have agreed to forego the more favorable treatment provided to other Unsecured Creditors, under the terms of the Plan and, instead, receive the transfer of the Vericenter Stock, as that term is defined below.

     44. "TRANSITION MANAGEMENT PERIOD" shall mean the period of time beginning on September 7, 2001 and ending on the date which is ninety (90) days after the Effective Date.

     45. "TRANSITION MANAGEMENT TEAM" shall mean Bruce Parsons, Mike Colesante, David Shaw, Jeffrey Rassas, Ray Goshorn, Jeffrey Perry and Don Young who currently serve as Officers and/or Directors of the Debtors and/or are key employees of the Debtors and who rendered valuable services to the Debtors during the pendency of the Case at a reduced rate of compensation.

     46.  "UNSECURED  CREDITOR"  shall mean any  holder of an Allowed  Unsecured
Claim.

     47. "VERICENTER" shall mean Vericenter, Inc., that certain closely held corporation, located in Houston, Texas, in which JBSI owns 557,895 shares of Common Stock, and the remaining shares of such Common Stock are owned by the Shadle/Ramsey Group.

     48. "VERICENTER STOCK" shall mean the 557,895 shares of Vericenter's Common Stock owned by JBSI.

                                   ARTICLE II
                         OBJECTIVE OF THE REORGANIZATION

     The Plan provides for the reorganization of the Debtors under a consolidated and simplified corporate structure having cost effective operations serving existing and new customers with the core competencies and most profitable products of the Debtors. Members of the FFEC Group holding Allowed Secured Claims have the right to exchange their Claims into equity, as of the Effective Date. In addition, The Canopy Group ("Canopy") has the option to convert up to $1,500.000.00 of its Allowed Secured Claim into shares of the Reorganized Debtor's Common Stock.

     In the event that members of the FFEC Group elect to exchange their Claims and Canopy elects to convert a portion of its Allowed Secured Claim, all creditors will necessarily benefit as a result. First, the aggregate amount of the outstanding secured debt will have been substantially reduced and the regular monthly debt service obligation of the Reorganized Debtor will be lowered resulting in better and more reliable operations. Second, as shareholders of the Reorganized Debtor, the creditors will share in the equity appreciation and hold an interest in a company with a much stronger balance sheet.

     Holders of Allowed Unsecured Claims will receive payments of cash from the Reorganized Debtor in amounts substantially greater than if the assets of the Debtors were liquidated under Chapter 7. In addition, holders of Allowed Unsecured Claims will receive additional value in the form of shares of New EBIZ Common Stock and New EBIZ Warrants, which will allow all such persons to participate in the anticipated postconfirmation operating success of the Reorganized Debtor.

     Finally, the Plan provides that holders of Allowed Interests shall have the opportunity to contribute "new value" to the Reorganized Debtor by exercising New EBIZ Warrants to be issued, under the Plan, to all such holders. All of the Debtors' Old Common Stock and Old Preferred Stock shall be canceled pursuant to the Plan. The Debtors believe that this new debt and capital structure will provide the highest feasible rate of return to all creditors and parties in interest which can be realistically achieved under current bankruptcy law.

     As set forth more fully below and in the Disclosure Statement regarding the Plan, if the Debtors' assets were liquidated in a case under Chapter 7, the creditors holding Allowed Unsecured Claims would receive nothing for their Claims, since all of the Debtors' assets would have less value in the context of a Chapter 7 case and are fully encumbered by the secured Claims of The Canopy Group, Ingram Micro, Inc., Caldera Systems, Inc., and certain secured equipment "lessors." The Debtors believe that by continuing their existing business through the reorganized structure created by operation of the Plan, the creditors will receive a far greater return than through a liquidation.

                                  ARTICLE III.
                           POSTCONFIRMATION OPERATIONS

     EBIZ currently owns all of the common stock of JBSI. Upon the Effective Date, all of the assets and business operations of JBSI will be transferred to EBIZ, which shall become the Reorganized Debtor, and JBSI shall be dissolved and cease to exist. Thereafter, all purchases of goods, manufacturing of products, sales and other business operations shall be conducted by New EBIZ, the Reorganized Debtor.

A.   INITIAL OFFICERS AND DIRECTORS.

     The initial officers and directors of the Reorganized Debtor and the compensation of such persons shall be as follows:

     NAME                  OFFICE TO BE HELD                REMUNERATION
     ----                  -----------------                ------------

     Bruce Parsons         President, CEO & Director        $120,000 per year
     Mike Colesante        Chief Financial Officer          $120,000 per year

     In addition, Canopy shall be entitled to designate to the initial board of directors of the Reorganized Debtor one director for each $500,000 of its Secured Claim that Canopy elects to convert into shares of stock of the Reorganized Debtor as provided below. In the event that Canopy elects to convert at least $500,000 but less than $1,000,000 of its Secured Claim into shares of stock of the Reorganized Debtor, Canopy designates Dan Baker as director. In the event that Canopy elects to convert at least $1,000,000 but less than $1,500,000 of its Secured Claim into shares of stock of the Reorganized Debtor, Canopy designates Dan Baker and Darcy Mott as initial directors. In the event that Canopy elects to convert $1,500,000 of its Secured Claim into shares of stock of the Reorganized Debtor, Canopy designates Dan Baker, Darcy Mott and Ralph Yarro as initial directors.

     In the event that any of Canopy's initial designees resign or are unable for any reason to act as a director of the Reorganized Debtor, Canopy shall be entitled to designate an individual to replace such director.

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
     The FFEC Group shall also be entitled to designate to the initial board of directors of the Reorganized Debtor one director for each $500,000 of the debt represented by the promissory notes issued by the Debtors to the FFEC Group that members of the FFEC Group elect to convert into shares of stock of the Reorganized Debtor as provided below. In the event that members of the FFEC Group elect to convert at least $500,000 but less than $1,000,000 of their Secured Claim, if any, into shares of stock of the Reorganized Debtor, the FFEC Group designates George Fischer as director. In the event that members of the FFEC Group elect to convert at least $1,000,000 of their Secured Claim, if any, into shares of stock of the Reorganized Debtor, the FFEC Group designates Steve Scronic and as initial directors.

     In the event that any of the FFEC Group's initial designees resign or are unable for any reason to act as a director of the Reorganized Debtor, the FFEC Group shall be entitled to designate an individual to replace such director.

     The directors of the Reorganized Debtor designated by Canopy and the FFEC Group shall perform their services as directors without remuneration.

     Approval of two-thirds of the board of directors of the Reorganized Debtor shall be required to increase the number of directors from the number of initial directors appointed and designated; except that, in the event that the number of initial directors appointed and designated as set forth above is insufficient to satisfy the statutory minimum number of directors under the governing state law, the Reorganized Debtor may appoint an additional director or directors in order that the number of directors satisfies the statutory minimum number of directors.

     Other than the officers of the Debtor listed above, no "insiders" will be employed by the Reorganized Debtor. However, as set forth above, employees or agents of Canopy and FFEC, which may be "insiders," may serve as directors of the Reorganized Debtor for no compensation.

     Salaries of any full time employees shall be at the prevailing market rate for such employees of similar knowledge, education, training and experience in the locations in which they will be performing their services.

     The following officers and directors of the Debtors will receive the following distribution of New EBIZ Common Stock and New EBIZ Warrants:

          OFFICER/DIRECTOR              SHARES               WARRANTS
          ----------------              ------               --------

     (1)  Bruce Parsons                 48,000                48,000
     (2)  Mike Colesante                48,000                48,000
     (3)  Dave Shaw                     42,000                42,000
     (4)  Jeffrey Rassas                42,000                42,000

     Fifty percent of these Shares and Warrants shall be distributed on the Effective Date and the remaining Shares and Warrants shall be distributed at the expiration of the Transition Management Period.

B.   QUALIFICATIONS OF OFFICERS AND DIRECTORS.

     The qualifications of the individuals who will constitute the initial board of directors and serve as officers of the Reorganized Debtor are as set forth in the Disclosure Statement.

C.   ADDITIONAL SENIOR MANAGEMENT.

     In addition to the officers and directors identified above, three additional senior level managerial employees of the Debtors have been critical to the success of the Debtors' reorganization: Mr. Ray Goshorn, Mr. Jeffrey Perry and Mr. Don Young. Mr. Goshorn, Mr. Perry and Mr. Young have remained with and provided invaluable services to the Debtors during this Case and have agreed to continue to provide such services postconfirmation for, at least, the critical first 90 days after the Effective Date. These three individuals will also share in the distribution from the Transition Management Pool.

     Mr. Don Young has been the Debtors' Director of Technology for years and will continue in that position postconfirmation. Mr. Young's technical knowledge and skills have been and will be essential to the Debtors' and Reorganized Debtors' abilities to remain competitive in the quickly evolving high tech industry. Mr. Young has forgone other opportunities and a higher level of compensation in order to assist with the restructuring of the Debtor's operations and, in lieu of same, will receive the distribution of shares of New EBIZ Common Stock and New EBIZ Warrants identified below.

     Mr. Jeffrey Perry is the in-house General Counsel for the Debtors, and Mr. Ray Goshorn is the former CFO of the Debtors. As part of the restructuring efforts of the Debtors, Mr. Perry and Mr. Goshorn accepted significant pay cuts during the Case and will not be employed by the Debtors after December 31, 2001. In exchange for their strenuous efforts in assisting with the reorganization of the Debtors, at a reduced level of compensation, and agreement to forego large severance packages to which they may be entitled, Mr. Perry and Mr. Goshorn will accept the shares of New EBIZ Common Stock and New EBIZ Warrants specified below.

          EMPLOYEE/CONSULTANT           SHARES               WARRANTS
          -------------------           ------               --------

     (1)  Don Young                     48,000                48,000
     (2)  Jeff Perry                    36,000                36,000
     (3)  Ray Goshorn                   36,000                36,000

     Fifty percent of these Shares and Warrants shall be distributed on the Effective Date, and the remaining Shares and Warrants shall be distributed at the expiration of the Transition Management Period.

D.   COMPENSATION OF OFFICERS AND DIRECTORS.

     The prior table shows the initial proposed annual salaries and fees of those individuals who will be the officers and directors of the Reorganized Debtor immediately following Confirmation of the Plan. However, payment of such salaries is subject to the ability of the Reorganized Debtor to make such payments without endangering the operating ability of the Reorganized Debtor and ensuring the continued feasibility of the Plan. If New EBIZ is unable to pay any salaries or fees, such salaries or fees will be deferred and accrue interest at the rate of 10% per annum.

     The directors of the Reorganized Debtor will also be authorized to approve reimbursement to its directors for actual expenses incurred, compensation to directors for attendance at meetings of the board of directors, and the salaries and fees for corporate officers set forth above following Confirmation of the Plan. Nevertheless, the Reorganized Debtor's initial corporate board has no plans to approve any such reimbursement or increased compensation for officers or directors, other than as described in the Disclosure Statement and the Plan.

E.   MEETINGS OF DIRECTORS AND SELECTION OF NEW DIRECTORS.

     Following the Effective Date of the Plan, the board of directors of the Reorganized Debtor shall meet monthly or more frequently for six months. The initial board of directors shall serve until the next meeting of shareholders held pursuant to the articles of incorporation and/or bylaws of the Reorganized Debtor.

                                   ARTICLE IV.
                     ANTICIPATED POSTCONFIRMATION LITIGATION

     The Debtors are in the process of reviewing the Proofs of Claim filed in this Case by various alleged creditors. The only contemplated postconfirmation litigation are objections to allowance of certain Claims, actions to recover preferential transfers that may be filed by the Reorganized Debtor and collection efforts on outstanding preconfirmation accounts receivable.

                                   ARTICLE V.
                 ACCEPTANCE AND REJECTION OF EXECUTORY CONTRACTS

     In accordance with 11 U.S.C. ss.365, the Debtors hereby assume all executory contracts and unexpired leases identified in EXHIBIT "1."

     Pursuant to 11 U.S.C. ss.365, Debtors have rejected or hereby reject the executory contracts and leases identified in EXHIBIT "2."

     Any person or entity injured by such rejection shall be deemed to hold an unsecured Claim against the Debtors to the extent allowed, and, WITHIN TEN (10) DAYS BEFORE THE INITIAL HEARING ON CONFIRMATION OF THE PLAN, MUST FILE A PROOF OF CLAIM FOR ANY DAMAGES RESULTING THEREFROM OR BE FOREVER BARRED FROM ASSERTING ANY CLAIM.

     Debtors reserve the right to apply to the Court at any time prior to Confirmation of the Plan to reject any and all other contracts which are executory.

                                   ARTICLE VI.
                     DESCRIPTIONS OF SECURITIES TO BE ISSUED
                     IN SATISFACTION OF CLAIMS AND INTERESTS

A.   IDENTIFICATION OF SECURITIES.

     1.   ATTRIBUTES OF SECURITIES.

          (a) NEW EBIZ COMMON STOCK: Each share of New EBIZ Common Stock shall be fully paid, non-assessable and entitled to one vote per share; and

          (b) NEW EBIZ WARRANTS: Each New EBIZ Warrant shall be transferable and shall provide the right to purchase newly issued New EBIZ Common Stock. Each New EBIZ Warrant shall allow the holder to purchase one share of New EBIZ Common Stock for $0.65 per share, expiring on the date that is sixty (60) days after the Effective Date.

          (c) CANOPY/FFEC WARRANTS: Each Canopy/FFEC Warrant shall be transferable and shall provide the right to purchase newly issued New EBIZ Common Stock. Each Canopy/FFEC Warrant shall allow the holder to purchase one share of New EBIZ Common Stock for $0.65 per share, expiring on the date that is three years after the Effective Date.

     2.   DISTRIBUTION OF SECURITIES.

     EBIZ shall issue shares of New EBIZ Common Stock in the Reorganized Debtor and certificates representing the New EBIZ Warrants and the Canopy/FFEC Warrants in different ratios to each Class of Claims. EBIZ shall place such securities into Securities Pool A, Securities Pool B and Securities Pool C on or before the Effective Date. These securities pools exist for conceptual and not for substantive purposes. SUCH SECURITIES SHALL NOT BE DEEMED TO BE ISSUED AND
OUTSTANDING UNTIL ACTUALLY DISTRIBUTED BY THE REORGANIZED DEBTOR TO THE CREDITORS OR EQUITY SECURITY HOLDERS ENTITLED TO RECEIVE SUCH DISTRIBUTION.

     Holders of Allowed Claims and Allowed Interests in each Class shall receive a different percentage of securities from Securities Pool A, Securities Pool B or Securities Pool C, depending upon the Class in which such creditors or interest holders are placed under the Plan. Upon the issuance or distribution of such shares or the shares underlying the warrants at the time the warrants are exercised, such shares will be deemed fully paid and nonassessable and shall be entitled to one vote each.

     Debtors' best estimates on the number and percentage of securities to be distributed to each Class are based, in part, upon the dollar amounts of Claims the Debtors believe to be in those Classes. The number of shares of New EBIZ Common Stock to be placed into each Securities Pool shall equal the number of such shares which the Plan requires be issued and distributed to the persons in each such Class on the Effective Date. Debtors shall place additional shares of such stock into the relevant Securities Pool, on or before the Effective Date, upon being informed that any creditor in any Class has exercised any of the rights provided by this Plan to exchange or convert that creditor's Claim for equity in the Reorganized Debtor or has exercised or intends to exercise any of the New EBIZ Warrants or Canopy/FFEC Warrants held by that creditor. The Debtors estimate the distribution to the different Classes in the following ratios:

          (a) NEW EBIZ COMMON STOCK. 440,000 shares from Securities Pool A are to be distributed to holders of Allowed Unsecured Claims and, from Securities Pool C: (i) upon the exercise by members of the FFEC Group of the rights to exchange debt for equity granted to them under the Plan, up to 2,200,000 shares are to be distributed to those creditors, (ii) 300,000 shares are to be distributed to the Transition Management Team, and (iii) 2,538,462 shares are to be distributed to Canopy; however, only upon the exercise of the rights to convert debt to equity granted to Canopy under the Plan.

          (b)  NEW EBIZ WARRANTS.

               (1) 440,000 New EBIZ Warrants shall be deposited into Securities Pool A and be distributed, on a PRO RATA basis to holders of Allowed Unsecured Claims.

               (2) 3,728,185 New EBIZ Warrants shall be deposited into Securities Pool B and be distributed to holders of Allowed Equity Security Interests in order to facilitate the contribution of new value by such persons to the Reorganized Debtor.

               (3) 300,000 New EBIZ Warrants shall be deposited into Securities Pool C for distribution to the Transition Management Team.

          (c) CANOPY/FFEC WARRANTS: 253,846 Canopy/FFEC Warrants shall be distributed to Canopy; and up to 220,000 Canopy/FFEC Warrants are to be distributed to FFEC depending upon the aggregate amount of the Secured Claims held by the FFEC Group.

          (d) SECURITIES POOL A: Securities Pool A shall consist of the following securities: (1) NEW EBIZ COMMON STOCK: 440,000 shares of New EBIZ Common Stock, which shall be issued and distributed on a PRO RATA basis to holders of Allowed Unsecured Claims on the Effective Date and, if any holder of an Allowed Unsecured Claim has informed the Debtors or Reorganized Debtor that he or she intends to exercise any New EBIZ Warrants issued or to be issued to him or her under the Plan, such additional shares of New EBIZ Common Stock that are necessary for the Reorganized Debtor to fulfill its obligations under those warrants. Any shares which are to be issued to any holder of an Allowed
Unsecured Claim upon the exercise of any New EBIZ Warrant shall only be distributed upon payment in full of the exercise price of each such Warrant held by each creditor; and (2) NEW EBIZ WARRANTS: 440,000 New EBIZ Warrants, which shall be issued and distributed on a PRO RATA basis to holders of Allowed Unsecured Claims on the Effective Date.

          (e) SECURITIES POOL B: Securities Pool B shall consist of the following securities:

               (1) NEW EBIZ WARRANTS: 3,728,185 New EBIZ Warrants, which shall be issued and distributed on the Effective Date to all holders of Allowed Interests on a PRO RATA basis; and

               (2) NEW EBIZ COMMON STOCK: if any holder of an Equity Security Interest has informed the Debtors or Reorganized Debtor that he intends to exercise any New EBIZ Warrants issued or to be issued to him or her under the Plan, the number of shares of New EBIZ Common Stock that are necessary for the Reorganized Debtor to fulfill its obligations under those warrants. Any shares which are to be issued to any holder of an Allowed Interest upon the exercise of any New EBIZ Warrant shall only be distributed upon payment in full of the exercise price of each such warrant held by each creditor;

          (f) SECURITIES POOL C: Securities Pool C shall consist of the following securities: (1) NEW EBIZ COMMON STOCK: (i) Up to 2,200,000 shares of New EBIZ Common Stock which shall be issued and distributed, on a PRO RATA basis, to each member of the FFEC Group, on the Effective Date, only upon the exercise by each such member of the rights to exchange debt for equity, set forth in the Plan; (ii) 300,000 shares of New EBIZ Common Stock to be issued and distributed to the Transition Management Team, 50% on the Effective Date with the remainder to be distributed at the expiration of the Transition Management Period; and (iii) 2,538,462 shares of New EBIZ Common Stock to be issued and distributed to Canopy on the Effective Date only upon the exercise by Canopy of the rights to exchange debt into equity set forth in this Plan; (2) NEW EBIZ
WARRANTS: 300,000 New EBIZ Warrant Units to the Transition Management Team, 50% on the Effective Date with the remainder to be distributed at the expiration of the Transition Management Period; and (3) CANOPY/FFEC WARRANTS: (i) 253,846 Canopy/FFEC Warrants to Canopy; and (ii) up to 220,000 Canopy/FFEC Warrants to FFEC.

          (g) DOCUMENTATION OF WARRANTS: The Reorganized Debtor will provide to each person entitled to receive New EBIZ Warrants one document evidencing the aggregate number of warrants to be distributed to that person, if that person is entitled to receive any New EBIZ Warrants of that Class.

     3.   DIVIDENDS.

     No dividends have ever been paid by the Debtors. The declaration of any future cash or stock dividends will be made at the discretion of the Reorganized Debtor's board of directors.

     It is anticipated that any income received by the Reorganized Debtor will be devoted to such entity's future operations. The Debtors do not anticipate the payment of cash dividends on the Reorganized Debtor's common stock in the foreseeable future, and any decision to pay dividends will depend on the Reorganized Debtor's profitability, funds legally available therefor and other factors.

     4.   TRANSFER AGENT.

     The registrar and transfer agent for the New EBIZ Common Stock and New EBIZ Warrants issued pursuant to the Plan will be Computer Share Investor Services.

     5.   REPORTING.

     The Debtors are subject to the reporting requirements of the Securities Exchange Act of 1934 (the "1934 Act") at this time.

     6.   RESALE OF COMMON STOCK.

          (a)  RESALES IN GENERAL:

     In general, securities issued by a debtor in a Chapter 11 reorganization to a creditor on account of a claim may be resold by such recipient without further registration under the 1934 Act or other laws, in reliance on the exemption from registration provided by the Code. This exemption does not apply to holders who are deemed "underwriters" with respect to such securities, as the term "underwriter" is defined in the Code. Securities issued under a plan of reorganization to new investors do not benefit from a bankruptcy law exemption from registration.

     Section 1145(b)(1) of the Code provides that "except with respect to ordinary trading transactions," an entity is an "underwriter" if such entity:
(A) purchases a claim against or interest in a debtor with a view to distribution of any security received in exchange for such claim or interest;
(B) offers to sell securities offered or sold under the Plan for the holders of such securities (except certain offers to sell fractional interests); (C) offers to buy securities offered or sold under the Plan from the holders of such securities if the offer to buy is made with a view to distributing such securities and the offer to buy if made under an agreement made in connection with the Plan, with the consummation of the Plan, or with the offer or sale of securities under the Plan of reorganization; or (D) is an issuer with respect to a reorganized debtor's securities, as the term "issuer" is used in Section 2(11) of the 1933 Act.

     In the context of the Plan, an "issuer" under Section 2(11) of the 1933 Act includes any person directly or indirectly controlling or controlled by the Debtors or any person under direct or indirect control with the Debtors. Whether a person is an "issuer" and, therefore, an "underwriter" for purposes of Section 1145(b) of the Code depends upon a number of factors, including the relative size of the shareholder's equity interest in the Debtors; the distribution and concentration of other equity interests in the Debtors; whether the person, either alone or acting in concert with others, has a contractual or other relationship giving that person power over management policies and decisions; and whether the person actually has such power notwithstanding the absence of formal indicia of control.

     Because of complex and subjective issues involved in determining issuer and underwriter status, creditors and equity interest holders are urged to consult with their attorneys concerning whether they will be able to trade freely any securities they are to receive under the Plan. NEITHER THE DEBTORS NOR ANY OF THEIR REPRESENTATIVES MAKE ANY REPRESENTATIONS AS TO WHETHER ANY SECURITIES ISSUED PURSUANT TO THE PLAN, ONCE PLACED IN THE HANDS OF RECIPIENTS UNDER THE PLAN, MAY BE FREELY TRADED. Persons who may be underwriters must either register the securities under the 1933 Act in connection with a resale or use an applicable exemption from registration.

     The Reorganized Debtor is not obligated to register securities issued pursuant to the Plan or to assist holders of such securities in establishing an exemption from registration. Accordingly, any entity becoming a holder of such securities who is determined to be an underwriter may be able to dispose of the securities only in limited circumstances.

     If the Reorganized Debtor has reason to believe that a recipient of its securities pursuant to the Plan may be an underwriter, the Reorganized Debtor may require from such recipient a statement that the recipient is aware of
Section 1145 of the Code and the requirements of the 1933 Act regarding resale of those securities and that those securities held by such recipient will be sold in compliance with the 1933 Act.

          b.   STATE "BLUE SKY" LAWS:

     State laws affecting resales of securities issued in connection with bankruptcy reorganizations may vary. Those who become holders of securities issued pursuant to the Plan should consult with their attorneys concerning the applicability of any state law affecting resales of such securities.

          (c)  LISTING AND TRADING:

     IT IS ADVISABLE FOR EACH RECIPIENT OF SECURITIES ISSUED PURSUANT TO THE PLAN TO CONSULT INDEPENDENT COUNSEL PRIOR TO SELLING THOSE SECURITIES. ALL CREDITORS AND EQUITY HOLDERS ARE ALSO URGED TO CONSULT COUNSEL REGARDING TAX CONSEQUENCES OF THE PLAN AND, IN PARTICULAR, ANY TAX CONSEQUENCES OF RECEIVING SECURITIES UNDER THE PLAN.

                                  ARTICLE VII.
                                 CLASSES DEFINED

A.   UNCLASSIFIED CLAIMS.

     Unclassified claims include claims for administrative expenses and claims held by certain governmental entities entitled to priority under 11 U.S.C. ss.ss.507(a)(1) & (a)(8) of the Code. The holder of each such Claim is entitled to receive specific treatment under the Plan (i.e., payment cash of the allowed amount of the Claim), regardless of whether holders of Claims having similar priority choose to accept different treatment (e.g., deferred cash payments over time).

     The unclassified Claims include all Claims for allowed administrative expenses, which include the fees and costs incurred by Debtors' counsel in representing the Debtors in this Case. The unclassified claims also include Allowed Claims for certain taxes entitled to priority in payment under the Code.

     The Debtors estimate that unclassified claims will not exceed, at the time of Confirmation of the Plan, $100,000.00. The Debtors believe that no amount is due and owing to the IRS or to other taxing authorities. Any amount agreed by the parties or found by the Court to be due to the IRS or any other taxing authority and entitled to priority shall be distributed by deferred cash payments over a period not exceeding six years after the date of assessment of such claim having a value, as of the Effective Date, equal to the allowed amount of such claim.

     The holders of unclassified claims, excluding claims entitled to priority under Section 507(a)(8), must be paid the allowed amounts of their claims in cash on the Effective Date of the Plan, unless the claim holders agree to different treatment.

B.   CLASSIFIED CLAIMS.

     Most claims and equity interests may be classified or aggregated for purposes of voting and treatment under the Plan, based upon a substantial similarity among the claims or interests in the Class. If a Class of claims or interests votes to accept the Plan, a rejection of the Plan by some of the holders of the claims or interests in the Class will not, by itself, prevent Confirmation of the Plan.

     The Classes of claims and interests provided for in the Plan are as follows:

     Class 1:   The Allowed Secured Claim of Canopy.
     Class 2:   The Allowed Secured Claim of Ingram Micro Inc. ("Ingram").
     Class 3:   The Allowed Secured Claim of Caldera Systems, Inc. ("Caldera").
     Class 4:   The Allowed Secured Claim of Copelco Leasing
                Corporation/Citicorp Leasing ("Copelco").
     Class 5:   The Allowed Secured Claim of Marlin Leasing, Inc.
     Class 6:   The Allowed Secured Claim of Information Leasing, Inc. ("ILC").
     Class 7:   The Allowed Secured Claim of ILC [acquired from Finova Loan
                Administration, Inc., on September 1, 2001].
     Class 8:   The Allowed Claims of the general unsecured creditors of the
                Debtors.
     Class 9:   The Claims of the Shadle/Ramsey Group.
     Class 10:  The Allowed Secured Claims of the FFEC Group.
     Class 11:  The Allowed Interests.

C.   IDENTIFICATION OF CLASSES IMPAIRED BY THE PLAN.

     All Classes of Claims and Interests created by the Plan are considered "impaired" pursuant to 11 U.S.C. ss.1124. This means, in part, that the Plan modifies the contractual rights of all holders of Claims and Interests, that holders of classified Claims will not receive the allowed amounts of their Claims in cash on the Effective Date of the Plan, and that holders of Allowed Interests will not retain any fixed liquidation preference or be paid any fixed redemption amount for equity securities held.

D.   TREATMENT OF UNCLASSIFIED CLAIMS.
     (ADMINISTRATIVE EXPENSES AND PRIORITY CLAIMS).

     1.   UNSECURED, ALLOWED PRIORITY CLAIMS (EXCEPT SS.507(a)(8)).

     The holders of unsecured priority Claims against the Debtors existing on the filing date (excluding claims described in 11 U.S.C. ss.507(a)(8)) and all claims for administrative expenses, including, without limitation, the actual necessary expenses of preserving the estate, such as attorneys" and accounting fees, will be paid in cash, in full, on the Effective Date or upon the expiration of the appeal period of the Order allowing the Claim, whichever is later, or at such other times as may be mutually agreed upon by the Debtors and such claimants.

     All trade and service debts and obligations incurred in the normal course of the Debtors' business during the Chapter 11 Case shall be paid when due in the ordinary course of business.

     2.   ALLOWED UNSECURED SECTION 507(A)(8) PRIORITY CLAIMS.

     The Debtors do not believe they owe any debts to any entities entitled to priority pursuant to 11 U.S.C. ss.507(a)(8). Each holder of an Allowed Priority Claim as specified in Section 507(a)(8) of the Code shall receive on account of such Claim, based on the sole discretion of the Debtors, either: (a) cash in the full amount of the Allowed Claim on the Effective Date or upon the expiration of the appeal period of the order allowing the Claim, whichever is later, or (b) deferred equal cash payments, payable quarterly beginning ninety (90) days after the Effective Date or upon the expiration of the appeal period of the Order allowing the Claim, whichever is later, and made during a period not exceeding six (6) years after the date of assessment of such Claim, of value, as of the Effective Date of the Plan, equal to the allowed amount of such Claim, which payments shall include interest on the Allowed Claim at the appropriate statutory rate.

E.   TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS.

     1.   CLAIM AMOUNTS.

     Because certain of the Claims against the Debtors are in unknown or undetermined amounts, the amounts of Claims specified in the Plan reflect only the Debtors' best estimate as of the date hereof. A list of creditors and Claim amounts are included in the Schedules and Statement of Affairs filed by the Debtors in this Case on September 7, 2001. The Debtors reserve the right to object to any Claim and any Interest noted in the Schedules and Statement of Affairs, or any other Claim asserted against the Debtors, either prior to or following Confirmation of the Plan. Objections to Claims must be filed within sixty (60) days following the Effective Date of the Plan.

     The Debtors shall distribute all securities to holders of Allowed Claims and holders of Allowed Interests, pursuant to the terms of the Plan, on the Effective Date. In calculating the number of shares to be distributed pursuant to the formulae set forth below, the number of such shares to be distributed to each holder of an Allowed Claim or Allowed Interest shall be rounded down to the next whole number.

          (a) CLASS 1: Canopy holds a Secured Claim in the aggregate principal amount of $4,402,336.00. This Claim is secured by a first position security interest in all of the assets of the JBSI Bankruptcy Estate and a second position lien in all of the assets of the EBIZ Bankruptcy Estate. Following the Effective Date until it has received payment in full, Canopy shall retain its lien in all such property and the aggregate amount of principal due to Canopy shall bear interest at the rate of 8% PER ANNUM.

     Payments to Canopy shall be made in the following manner and according to the following terms:

               (i) Pursuant to the terms of the Cash Collateral Stipulation between Canopy and the Debtors, from the date of that Stipulation through December 31, 2001, Canopy was permitted to and did withhold and apply to the principal balance and interest due to Canopy five percent (5%) of the amount of each receivable belonging to the Reorganized Debtor which is received by Canopy under the "lockbox" arrangement referenced in the Cash Collateral Stipulation and the Canopy Agreements;

               (ii) Thereafter,   the  Reorganized  Debtor  shall  make  regular
monthly payments to Canopy of interest only, beginning on January 1, 2002 and continuing through October of 2002; and

              (iii) Thereafter, the Reorganized Debtor shall make regular monthly payments of principal and interest in the amount of $53,030.00 to Canopy beginning on November 1, 2002 and continuing thereafter for a period of five years with a final balloon payment in the amount of all remaining principal, interest and other charges then due to Canopy on November 1, 2007.

     In addition, Canopy shall have the right to convert a portion of its Secured Claim in an amount that shall not exceed $1,500,000.00 into shares of stock of the Reorganized Debtor. The conversion rates for Canopy's debt shall be as follows: $0.50 per share for the first $500,000 of debt converted into stock in the Reorganized Debtor and $0.65 per share for any remaining debt so converted. Canopy shall be required to exercise its conversion rights on or before that date which is thirty (30) days after the Effective Date by sending to the Reorganized Debtor a written notice stating the dollar amount of its Secured Claim that Canopy has elected to convert into stock. Finally Canopy shall receive a distribution on the Effective Date of 253,846 Canopy/FFEC Warrants from Securities Pool C.

          (b) CLASS 2: Ingram holds a Secured Claim in the aggregate principal amount of $88,042.00. This Claim is secured by a first position security interest in all of the assets of the EBIZ Bankruptcy Estate. Following the Effective Date until it has received payment in full, Ingram shall retain its lien in all such property and the aggregate amount of principal due to Ingram shall bear interest at the rate of 8% PER ANNUM, with accrual of such interest commencing as of the Petition Date.

     Payments to Ingram shall be made in the following manner and according to the following terms: (i) regular monthly payments of interest only beginning on July 1, 2002; (ii) equal payments of principal and interest in the amount of $1,454.77 beginning on January 1, 2003 and continuing on the first day of each month thereafter for a period of five years with a final balloon payment of all remaining principal and interest due on January 1, 2008.

          (c) CLASS 3: Caldera holds a Secured Claim in the aggregate principal amount of $535,000.00. This Claim is secured by a third position security interest in all of the assets of the EBIZ Bankruptcy Estate and a second position security interest in all of the assets of the JBSI Bankruptcy Estate. Following the Effective Date until it has received payment in full, Caldera shall retain its lien in all such property and the aggregate amount of principal due to Caldera shall bear interest at the rate of 8% PER ANNUM, with accrual of such interest commencing as of the Effective Date.

     Payments to Caldera shall be made in the following manner and according to the following terms: (i) regular monthly payments of interest only beginning on July 1, 2002; (ii) equal payments of principal and interest in the amount of $8,338.62, beginning on January 1, 2003 and continuing on the first day of each month thereafter for a period of five years with a final balloon payment of all remaining principal and interest due on January 1, 2008.

          (d) CLASS 4: Copelco holds a Secured Claim in the aggregate principal amount of $295,995.62. This Claim is secured by a security interest in office furniture, a computer system network and a Konica copy printer and controller, property, which is essential for the Debtors' operations, by virtue of three

"financing" or "capitalized" leases. Following the Effective Date, until it has received payment in full, Copelco shall retain its lien in all such property. Since the value of its collateral is less than the amount of its Secured Claim, Copelco shall be paid $70,735.17.00 (the "Discounted Balance"); that is, the value of their collateral, in full satisfaction of its Secured Claim.

     Payments to Copelco shall be made in the following manner and according to the following terms: regular monthly payments in the amount of $2,447.30 beginning on March 1, 2002 until the Discounted Balance is paid in full. Upon payment in full of the Discounted Balance, all liens, security interests or other Claims of Copelco in or to the equipment serving as its collateral shall terminate and be released, and the Reorganized Debtor shall own that property free and clear of all such liens or Claims of Copelco.

          (e) CLASS 5: Marlin Leasing holds a Secured Claim in the aggregate principal amount of $24,400.00. This Claim is secured by a security interest in pallet racks, equipment that is essential for the Debtors' operations, by virtue of a "financing" or "capitalized" lease with JBSI. Following the Effective Date, until it has received payment in full, Marlin Leasing shall retain its lien in all such property. Since the value of its collateral is less than the amount of its Secured Claim, Marlin Leasing has agreed to accept $13,500.00 (the "Discounted Balance") in full satisfaction of its Secured Claim.

     Payments to Marlin Leasing shall be made in the following manner and according to the following terms: regular monthly payments in the amount of $562.50 beginning on March 1, 2002 until the Discounted Balance is paid in full. Upon payment in full of the Discounted Balance, all liens, security interests or other Claims of Marlin Leasing in or to the equipment serving as its collateral shall terminate and be released, and the Reorganized Debtor shall own that property free and clear of all such liens or Claims of Marlin Leasing.

          (f) CLASS 6: ILC holds a Secured Claim in the aggregate principal amount of $8,398.93. This Claim is secured by a security interest in computer systems and software, equipment that is essential for the Debtors' operations, by virtue of a "financing" or "capitalized" lease with JBSI. Following the Effective Date, until it has received payment in full, ILC shall retain its lien in all such property. Since the value of its collateral is less than the amount of its Secured Claim ILC has agreed to accept $1,550.00 (the "Discounted Balance") in full satisfaction of its Secured Claim.

     Payments to ILC have been and shall be made in the following manner and according to the following terms: a monthly payment in the amount of $775.00 on December 1, 2001 and a final payment in the amount of $775.00 on January 1, 2002. Upon payment in full of the Discounted Balance, all liens, security interests or other Claims of ILC in or to the equipment serving as its collateral shall terminate and be released, and the Reorganized Debtor shall own that property free and clear of all such liens or Claims of ILC.

          (g) CLASS 7: ILC holds an additional Secured Claim in the aggregate principal amount of $82,006.40 acquired from Finova Loan Administration, Inc., on December 1, 2001. This Claim is secured by a security interest in modular office furniture, property that is essential for the Debtors' operations, by virtue of a "financing" or "capitalized" lease with JBSI. Following the Effective Date, until it has received payment in full, ILC shall retain its lien in all such property. Since the value of its collateral is less than the amount of its Secured Claim, ILC has agreed to accept $22,000.00 (the "Discounted Balance") in full satisfaction of its Secured Claim.

     Payments to ILC shall be made in the following manner and according to the following terms: regular monthly payments in the amount of $916.67 beginning on December 5, 2001 until the Discounted Balance is paid in full. Upon payment in full of the Discounted Balance, all liens, security interests or other Claims of ILC in or to the equipment serving as its collateral shall terminate and be released, and the Reorganized Debtor shall own that property free and clear of all such liens or Claims of ILC.

          (h) CLASS 8: Unsecured Creditors holding Allowed Class 8 Claims shall receive biannual cash payments over a period of two years from the Reorganized Debtor in an amount equal to five percent of the aggregate amount of unsecured claims which have been timely filed (except for the claims of Loki________, Inc., Red Hat ____, Inc. and _________) or listed in the Debtors' Schedules as undisputed, contingent and liquidated plus New E-BIZ Common Stock and New EBIZ Warrants, plus all of the proceeds, less legal expenses and costs, from the Creditors' Trust (the "Trust Distribution"). Since the holder of any Allowed Unsecured Claim will receive, IN ADDITION to a payment of five percent of that claim, his, her or its PRO RATA share of: (i) the funds in the Cash Pool that would have been distributed to the holder of any unsecured claim(1) which is disallowed by order of the Court; and (ii) the Trust Distribution, it is highly likely that each holder of an Allowed Unsecured Claim will be paid an amount that is greater than five percent of his, her or its claim.

     More specifically, each creditor in this Class shall receive, in full satisfaction of its Claim, the following: (1) four equal biannual payments from the Cash Pool equal to that creditor's PRO RATA portion of the Cash Pool, beginning on the date which is six months after the Effective Date; (2) that holder's PRO RATA share of Securities Pool A on the Effective Date. The Reorganized Debtor shall issue such additional shares of the Reorganized Debtor to the Class 8 holders of claims so that each holder shall have at least one share and one warrant; and (3) that holders PRO RATA share of the Trust Distribution.

     It is not possible, at this time, to determine the value of the securities to be distributed to the holders of allowed claims in this or any other class. The number of shares and warrants which each creditor in this class will receive will be dependent upon the aggregate amount of Allowed Claims. Since that amount is not known as of the date of the filing of the Plan, it is not possible to

----------
(1) The claims of Loki________, Inc., Red Hat ____, Inc. and _________ are specifically excepted from the formula for calculating the payments into and distributions from the Cash Pool. Therefore, if those claims are disallowed by the Court, the amount that would have otherwise been paid to those creditors will not be part of the Cash Pool and not be paid to holders of Allowed Unsecured Claims.

specify the exact number of shares which creditors will receive on account of each $1,000.00 of unsecured claims.

     The aggregate amount of nonpriority unsecured claims, as stated in the Debtors' Schedules, is $12,857,651. For purposes of estimation and illustration only: Assuming that all such claims remain as, or are determined to be, Allowed Claims, creditors in this Class would be entitled to receive 34 shares of New EBIZ Common Stock and 34 New EBIZ Warrants for each $1,000.00 of debt.

     On or before the date that is (30) days after the Effective Date, New EBIZ shall set up a bank account at Southwest Bank of Texas (the "CASH POOL ACCOUNT"). Thereafter, the Reorganized Debtor shall make periodic deposits of cash into the Cash Pool Account, which shall equal the amount of each biannual payment to members of Class 8 required by the terms of the Plan, and shall distribute the balance of the Cash Pool to holders of Allowed Unsecured Claims in the amounts and on the dates required by the Plan.

     Prior to the Effective Date, the Debtors or the Reorganized Debtor and the Committee, through their respective legal counsel, shall prepare all documents necessary to create the Creditors' Trust. On the Effective Date, all claims and causes of action arising or existing under the Code shall be assigned, by virtue of a term of the Confirmation Order, to the Creditors' Trust. The Creditors' Committee and the Debtors or Reorganized Debtor shall select the individual to serve as the Trustee of the Creditors' Trust on or before the date which is 30 days after the Effective Date. Thereafter, the Trustee shall have standing and the right to retain his or her own legal counsel to prosecute any of the Assigned Claims and to object to any claims for the benefit of the Creditors' Trust.

     The Trustee and his or her legal counsel shall be entitled to be paid their reasonable fees and costs from the proceeds of the Assigned Claims. The Debtors, the Reorganized Debtor and the Bankruptcy Estate shall not be liable for any portion of the Trustee's fees or costs or the attorneys fees and costs of the Creditors Trust and are not and shall not be required to pay any amounts to or for the benefit of the Creditors' Trust. The only sources for satisfaction of the fees and costs that may be incurred by the Trustee and his or her attorneys shall be the proceeds of the Assigned Claims or any individual creditors which may decide to advance such sums to the Creditors' Trust.

     On every six month anniversary of the Effective Date, the Trustee shall distribute the entire balance of the Creditors' Trust, less the aggregate amount of accrued fees and costs of the Trustee and his or her legal counsel and a reserve for future fees and costs in an amount deemed to be appropriate by the Trustee. The Trustee shall provide a written report and accounting to all holders of Class 8 Claims on each one year anniversary of the Effective Date.

          (i) CLASS 9: Each member of the Shadle/Ramsey Group holds a disputed unsecured Claim. Rather than participate in costly Claims litigation with the Debtors or the Reorganized Debtor, the Shadle/Ramsey Group has agreed to forego treatment under Class 8 and, instead, accept, in full satisfaction of their Claims, distribution of only the shares of stock held by JBSI in Vericenter.
Since Vericenter is a closely held private corporation with significant financial difficulties and JBSI only owns a noncontrolling minority interest in Vericenter, the Debtors believe that the value of the shares of Vericenter stock held by JBSI is zero. No member of the Shadle/Ramsey Group will be treated as a creditor under Class 8 or receive any portion of the cash or stock distributions provided to holders of Allowed Unsecured Claims.

          (j)  CLASS 10: Each member of the FFEC Group shall have the right to:

               (1) Receive payments from the Reorganized Debtor, pursuant to the terms of the promissory notes issued by the Debtors to the FFEC Group under
Section 364 of the Code (the "364 Notes"). All members of the FFEC Group who elect to receive payments pursuant to their 364 Notes shall retain their lien securing their claims until such time as all amounts due under those notes have been paid in full; or

               (2) Exchange all or a portion of the secured debt represented by such notes for shares of New EBIZ Common Stock at the price of $0.50 for each such share of stock (two shares of New EBIZ Common Stock for each dollar of secured claim). Any member of the FFEC Group desiring to exchange any portion of her or his Allowed Secured Claim for New EBIZ Common Stock shall be required to do so in the following manner: (i) marking the appropriate box on the ballot accepting or rejecting the Plan and indicating the amount of her or his Claim which she or he elects to exchange for such stock; or (ii) sending the Debtors a written notice of her or his decision to make that exchange and specifying the amount of her or his Claim which she or he elects to exchange for such stock on or before the date which is thirty (30) days after the Effective Date. The amount of the promissory note held by each member of the FFEC Group electing to exchange all or a portion of her or his Allowed Secured Claim for shares of new EBIZ Common Stock shall be immediately reduced by the dollar amount that she or he has elected to exchange.

               (3) Exchange all or a portion of the secured debt represented by such notes for new secured promissory notes (the "New Notes") to be issued under this Plan, pursuant to 11 U.S.C. ss.1145, and which shall provide as follows:
(i) All principal and accrued interest shall be due under each New Note on the date which is seven years after the Effective Date (the "New Note Maturity Date"); (ii) interest shall accrue at the rate of 6% PER ANNUM beginning on the date that any such creditor elects to exchange her or his 364 Note for a New
Note and continuing thereafter until the date that is 24 months after the Effective Date; thereafter interest shall accrue at the rate of 5% PER ANNUM until the date which is 36 months after the Effective Date; thereafter interest shall accrue at the rate of 4% PER ANNUM until the New Note Maturity Date; (iii) the Reorganized Debtor shall make quarterly payments of interest only to each holder of a New Note until the Note Maturity Date; (iv) each holder of a New Note shall have the right to convert the amount of that New Note into shares of New EBIZ Common Stock at the conversion price of $0.50 for each such share of stock for 24 months after the Effective Date; thereafter, the holders of New Notes will have no further conversion rights under the New Notes; (v) All amounts due under all New Notes shall automatically convert into shares of New EBIZ Common Stock at the conversion price of $0.50 for each such share of stock if, during the period from the Effective Date to the date that is 24 months thereafter, the average of the trading session ending market prices for the Reorganized Debtor's common stock for 30 consecutive market days is equal to or greater than $2.50 per share; (vi) The amounts due under the New Notes shall be secured by all of the asset of the Reorganized Debtor to the same extent and with the same priority the liens securing the 364 Notes; (vii) All amounts due under the New Notes shall be subordinated to any new debt financing obtained by the Reorganized Debtor with a factoring company or an asset based lender on ordinary commercial terms.

     Any member of the FFEC Group desiring to exchange her or his Allowed Secured Claim for a New Note shall be required to do so in the following manner:
(i) marking the appropriate box on the ballot accepting or rejecting the Plan; or (ii) sending the Debtors a written notice of her or his decision to make that exchange on or before the date which is thirty (30) days after the Effective Date.

     In addition, in the event that the aggregate amount of Secured Claims held by the FFEC Group is equal to or greater than $300,000.00, FFEC, as the agent for the FFEC Group, shall receive a distribution from Securities Pool C of that number of Canopy/FFEC Warrants equal to the aggregate amount of the Secured Claims held by the FFEC Group divided by five; that is, FFEC shall receive one such warrant for each five dollars of Secured Claims held by the FFEC Group.

          (j) CLASS 11: Class 11 shall consist of all holders of Allowed Interests in the Debtors. All of the Old Common Stock and Old Preferred Stock of the Debtors shall be canceled by operation of this Plan and the holders of Allowed Interests shall retain none of their Old Common Stock, Old Preferred Stock or other interests in the Debtors.

     Each holder of Class 11 Allowed Interests shall, however, have the right to contribute "new value" to the Reorganized Debtor. Accordingly, in order to facilitate the contribution of new value, each person holding an Allowed Interest shall receive that holder's PRO RATA portion of the New EBIZ Warrants in Securities Pool B and may pay to the Reorganized Debtor a dollar amount necessary to exercise the rights associated with such warrants and receive New EBIZ Common Stock.

     2. DISPUTED CLAIMS. The Reorganized Debtor and its attorneys or the Trustee of the Creditors' Trust and his or her attorneys may file on or before 120 days from the Effective Date of the Plan: (a) an Objection to any Claim; (b) a Motion to determine the extent, priority, or amount of any Secured or other Claim; or (c) a Complaint to determine the validity, priority or extent of any lien or other interest in property of the Debtors' estate.

     Copies of responsive pleadings to all such Objections, Motions or Complaints must be served upon the Reorganized Debtor's attorney: CHRISTOPHER R. KAUP, ESQ. OF TIFFANY & BOSCO, P.A., 1850 NORTH CENTRAL AVENUE, FIFTH FLOOR, PHOENIX, ARIZONA, 85004, FACSIMILE: 602-255-0103.

     Except as set forth in the next paragraph below, ifan objection is made to any Claim or to any Motions or proceedings filed in regard to any lien, Claim, or privilege, any payments or distributions of securities that are due in accordance with the Plan shall be held in trust by the Reorganized Debtor, subject to the Court's jurisdiction, in an interest-bearing or escrow account or accounts in Phoenix, Arizona, which account or accounts shall be federally insured (in the event of a distribution of a cash payment) and segregated unless otherwise stated herein or, in the alternative, one or more of the following will be provided:

          (a)  A letter of credit or other bond; or

          (b) Certificates of Deposit or other security satisfactory to the Court to assure the payment of the Claim.

     In the event that an objection is filed by the Reorganized Debtor or the Trustee of the Creditors' Trust to any unsecured claim, with the exception of the claims filed by Loki ______,Inc., Red Hat ___, Inc., and ________, the amount that would be paid to that creditor shall be held in the Cash Pool pending resolution of that objection.

     Within thirty (30) days after entry of a final, non-appealable Order resolving any disputed Claim, lien or privilege, payment, including accrued interest, or securities shall be distributed to the claimant (subject to the terms of the Plan) or any other entity entitled to distribution in accordance with the Court's Order.

     3. PENALTY CLAIMS. No creditor, whether secured, unsecured, priority or non-priority shall be entitled to any fine, penalty, exemplary or punitive damages, late charges, default interest, or any other monetary charge relating to or arising from any act or omission by the Debtors, and any Claim for such sums shall be deemed disallowed, whether or not a specific objection to the allowance of such sums is filed. Creditors with Allowed Secured Claims shall be entitled to reasonable attorneys' fees and interest at a non-default rate, subject to the limitations of Section 506 of the Code.

     4. UNCLAIMED DISTRIBUTIONS. All distributions of money or securities under the Plan which are returned by the Post Office undelivered or which cannot be delivered due to the distributee's failure to provide the Reorganized Debtor with a current address will be retained by the Reorganized Debtor in trust in a federally insured bank (in the event of a distribution of a cash payment) or in an escrow account (in the event of a distribution of securities) for the distributee. After the expiration of six (6) months from the date of the first attempted distribution, any unclaimed monies, securities and all future distributions will vest in the Reorganized Debtor, free of any Claim of the distributee.

                                  ARTICLE VIII.
                      POSTCONFIRMATION BUSINESS OPERATIONS.

     After the Effective Date, the Reorganized Debtor will continue its business through the Operating Subsidiaries and manage its affairs without supervision by the Bankruptcy Court, and it may enter into agreements to transfer, convey, encumber, use and lease any and all of its assets.

                                   ARTICLE IX.
                        OWNERSHIP OF THE DEBTORS' ASSETS

     As of the Effective Date of the Plan, the Reorganized Debtor shall be vested with ownership of all property of the Debtors' Chapter 11 estate, as defined in 11 U.S.C. ss.541, and as provided for in the Plan. All such property shall be transferred to the Reorganized Debtor in the manner described in
Article XV below. Upon such transfer, the Reorganized Debtor shall own all such property free and clear of all liens, Claims and interests of any person or entity, except as specifically provided in the Plan or the Confirmation Order.

                                   ARTICLE X.
               CONTINUATION AND TERMINATION OF SECURITY INTERESTS

     Unless otherwise provided in the Plan or in the Confirmation Order, all creditors possessing Allowed Secured Claims shall retain their liens on any of their collateral the Reorganized Debtor acquires to secure payment of all cash or other property to be distributed to them pursuant to the terms of the Plan. Such liens on the Reorganized Debtor's property shall be deemed relinquished and reconveyed to the Reorganized Debtor upon the payment to the holders of such liens of all money, property or securities due them in satisfaction of their Allowed Secured Claims pursuant to the terms of the Plan.

     Moreover, once any lien is deemed relinquished and reconveyed to the Reorganized Debtor pursuant to the terms of the Plan, the creditor who had claimed such lien shall immediately deliver to the Reorganized Debtor all documents, properly signed and notarized, needed to document the release of the lien according to any applicable state or federal law. If the required documentation is not supplied WITHIN ONE (1) WEEK after demand therefor has been made, the Reorganized Debtor may seek an order from the Court enforcing the lien release provisions of the Plan or entry of an Order declaring the lien to be released or void.

     Except as stated previously in this Article, all security interests and liens of any kind in any property the Reorganized Debtor acquires under the Plan shall terminate and shall be deemed to have terminated upon the Effective Date of the Plan.

                                   ARTICLE XI.
                                    INSURANCE

     The Reorganized Debtor shall maintain insurance on all of its tangible personal and real property in an amount not less than the fair market value of that property and shall keep its property in good repair, reasonable wear and tear excepted.

                                  ARTICLE XII.
                      SATISFACTION OF CLAIMS AND INTERESTS

     All Classes of Allowed Claims and Allowed Interests shall receive the distributions set forth herein on account of and in complete satisfaction of those Allowed Claims and Interests. Without limiting the foregoing, upon the Effective Date of the Plan, each holder (and each successor of a holder) of an Allowed Claim or an Allowed Interest shall be deemed to have waived, relinquished and released any and all of its rights and Claims against the Debtors and the Reorganized Debtor, except as provided in the Plan or the Confirmation Order.

                                  ARTICLE XIII.
                           BINDING NATURE OF THE PLAN

     Upon the entry of the Order Confirming the Plan, the Plan shall bind the Debtors, the Reorganized Debtor, all entities that are to acquire any property under the Plan, all creditors, and all equity security holders of the Debtors, whether or not their Claims and Interests are impaired under the Plan and whether or not they have accepted the Plan, as determined by Section 1141(a) of the Code.

     This means, in part, that, except as provided by an express order of the Bankruptcy Court or pursuant to the terms of the Plan or the Order Confirming the Plan, all judicial, administrative or other actions or proceedings pending against the Debtors or arising out of Claims accrued prior to Confirmation of the Plan shall be permanently enjoined.

                                  ARTICLE XIV.
                 TERMINATION OF THE AUTOMATIC STAY AND DISCHARGE

     The automatic stay imposed by 11 U.S.C. ss. 362(a) shall terminate when the Confirmation Order becomes nonappealable. Pursuant to Section 1141(a) of the Code, the entry of the Confirmation Order shall permanently bar the filing and asserting of any Claims against the Debtors and the Reorganized Debtor which arose or relate to the period of time prior to the date of entry of that Order, except as provided in the Plan or the Order Confirming the Plan.

                                   ARTICLE XV.
                           IMPLEMENTATION OF THE PLAN

     The Plan will be implemented, in part, as follows:

     1.   On the Effective Date, New EBIZ shall become the Reorganized Debtor.

     2. The board of directors of the Reorganized Debtor shall oversee implementation of the Plan and be fully empowered to act for the Debtors to implement the Plan.

     3. The board of directors of the Reorganized Debtor shall take the necessary actions to:

          (a)  transfer all of the assets of JBSI to New EBIZ;

          (b) form, deposit funds into and distribute funds from the Cash Pool, pursuant to the terms of this Plan;

          (c) form Securities Pool A, Securities Pool B and Securities Pool C, pursuant to the provisions of the Plan and then distribute all the New EBIZ Common Stock, the New EBIZ Warrants and Canopy/FFEC Warrants from Securities Pool A, Securities Pool B and Securities Pool C in satisfaction of all Claims by creditors against the Debtors pursuant to the terms of the Plan;

          (d) After all such implementation actions have been completed, JBSI shall have no remaining assets and no remaining liabilities and shall be formally dissolved in accordance with Texas law;

     5. The articles of incorporation and the bylaws of the Reorganized Debtor shall be deemed to be amended in every way necessary to comply with and effectuate the terms and conditions of the Plan;

     6. The board of directors of the Reorganized Debtor shall have all of the powers granted any board of directors by the Arizona statutes and any other applicable state or federal laws;

     7. The board of directors of the Reorganized Debtor shall have the power to amend the articles of incorporation or the bylaws in any manner necessary to carry out the provisions of the Plan. The board of directors shall be entitled to use and exercise all pertinent provisions of state and federal law;

     8. To implement the issuance of the securities provided for in the Plan, the board of directors of the Reorganized Debtor shall take all necessary steps required by the Code, federal and state laws and, in order to perform such implementation in a cost effective manner, the board of directors shall have the authority to vary, alter or revise any of the steps outlined above so long as such change does not negatively affect any of the distributions provided for by the Plan;

     9. The board of directors of the Reorganized Debtor shall have the authority to make provision for payment of cash and/or distribution of securities to creditors as required hereby on the Effective Date of the Plan or as otherwise provided herein; and

     10. The Reorganized Debtor shall have the right to distribute any securities directly into an account at any insured and registered broker-dealer and shall notify all persons entitled to receive such securities under the terms of this Plan that the securities are available for distribution into their respective individual accounts at the broker-dealer of their selection. In the event that the Reorganized Debtor is not notified of or not otherwise aware of the existence of an account for a particular recipient of securities under this Plan, the Reorganized Debtor is further empowered to place any such securities into an escrow account with a registered broker-dealer and then the Reorganized Debtor shall be further empowered to act as the escrow agent to hold but not vote, sell nor determine the disposition of any such securities. Any shareholder that desires to have physical possession of certificates shall pay the standard price to the Transfer Agent for the issuance of each such certificate. The Reorganized Debtor may assist creditors in opening broker-dealer accounts in any reasonable way to receive any securities.

                                  ARTICLE XVI.
                   MODIFICATION OF AND AMENDMENTS TO THIS PLAN

     Prior to the entry of the Order Confirming this Plan, the Debtor may propose amendments or modifications in accordance with 11 U.S.C. ss.1127(a). After Confirmation of the Plan, the Reorganized Debtor may amend this Plan in the manner provided by Section 1127(b) of the Bankruptcy Code.

     The Court may, at any time, so long as it does not materially or adversely affect the interests of creditors and equity interest holders, remedy defects and omissions or reconcile any inconsistencies herein or in the Confirmation Order as may be appropriate to effectuate the Plan.

                                  ARTICLE XVII.
                 REMEDIES FOR DEFAULTS BY THE REORGANIZED DEBTOR

     If the Reorganized Debtor fails to comply with the terms hereof, the holders of unsecured Claims or equity interests in any class materially harmed thereby may proceed against the Reorganized Debtor and its property to enforce this Plan, taking any action permissible under federal or state law, in any court of competent jurisdiction.

     With respect to holders of liens on the Reorganized Debtor's property, such creditors may act in accordance with any applicable and existing mortgage, deed of trust, security agreement, or other instrument evidencing a lien or encumbrance on their collateral.

                                 ARTICLE XVIII.
                   RETENTION OF BANKRUPTCY COURT JURISDICTION

     Following Confirmation of the Plan, the Court shall retain, without limitation, jurisdiction for the following purposes and to provide any relief the Reorganized Debtor may require to effectuate the Plan or any modification of the Plan:

     1. Deciding the proper classification of any Claim, determining the proper allowance for purposes of distribution of Claims estimated for purposes of voting, and resolving objections to Claims;

     2. Resolving all disputes regarding title to assets of the Reorganized Debtor and all disputes arising under the Bankruptcy Code;

     3. Hearing all matters and deciding all issues regarding the prosecution by the Debtor or the Reorganized Debtor of any Complaints or causes of action and preference Claims against any person;

     4. Correcting of any defect, curing any omission, or reconciling any inconsistency between the Plan and the Confirmation Order as may be appropriate to effectuate the purposes and intent of this Plan;

     5.   Modifying the Plan after Confirmation of the Plan;

     6. Enforcing and interpreting the terms and conditions of the Plan, any securities issued under the Plan, or any other documentation effectuating the Plan;

     7. Resolve any Claims or causes of action, including any avoidance actions arising by operation of U.S.C. ss.ss.542 through 551, against any creditors or equity security holders held by the Debtor, the Reorganized Debtor or any creditors of the Debtor;

     8. Entering any order required to enforce the rights and powers of the Reorganized Debtor;

     9. Determining any Claim entitled to priority under Section 507 of the Code; and

     10.  Entering any Order required to close the Debtors' Case.

                                  ARTICLE XIX.
                            REQUEST FOR CONFIRMATION

     The Debtor requests entry of a Confirmation Order pursuant to Section 1129 of the Bankruptcy Code.

     DATED this 24th day of January, 2002.

                              TIFFANY & BOSCO, P.A.

                              /s/  C.K. #014820
                              ------------------------------
                              Christopher R. Kaup, Esq.

                              Fifth Floor Viad Tower
                              1850 North Central Avenue
                              Phoenix, Arizona 85004-4546
                              Attorneys for Debtors

EBIZ ENTERPRISES, INC.


By: /s/ Bruce Parsons
    ---------------------------
    Bruce Parsons
    Its President and CEO


JONES BUSINESS SYSTEMS, INC.



By: /s/ Bruce Parsons
    ---------------------------
    Bruce Parsons
    Its Chief Executive Officer

                                   EXHIBIT "1"

                  ASSUMPTION OF EXECUTORY CONTRACTS AND LEASES



                                      NONE

                                   EXHIBIT "2"

                   REJECTION OF EXECUTORY CONTRACTS AND LEASES


     The following leases of equipment are, hereby, rejected by the Debtors:

            LESSOR                          EQUIPMENT/PROPERTY
            ------                          ------------------

     1.  Raymond Leasing                    Forklift

     2.  Pitney Bowes                       Postage Machine

     3.  Avaya Financial                    Telephone System